UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

SECURITY FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	0-16120	57-0858504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1705 Whiskey Road South, Aiken, South Carolina		29801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (803) 641-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

        On July 28, 2006, Security Federal Corporation issued its earnings release for the quarter ended June 30, 2006. A copy of the earnings release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

            (c)       Exhibits

            99.1     Press Release of Security Federal Corporation dated July 28, 2006.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
SECURITY FEDERAL CORPORATION

Date: July 28, 2006	By:	/s/Roy G. Lindburg
Roy G. Lindburg
Treasurer and Chief Financial Officer

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Exhibit 99.1

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NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN FIRST
QUARTER EARNINGS

Aiken, South Carolina (July 28, 2006) - Security Federal Corporation (OTCBB:SFDL.OB), the holding company of Security Federal Bank, today announced earnings for the first quarter of its fiscal year ending March 31, 2007. The Company reported net income of $1.0 million or $0.40 per share (basic) for the three months ending June 30, 2006, a 10.02% increase from net income of $929,000 or $0.37 per share (basic) for the three months ending June 30, 2005.

The increase in net income is the result of an increase in net interest income and non-interest income during the current quarter. Net interest income increased $488,000 to $4.4 million for the three months ended June 30, 2006, compared to $3.9 million for the comparable quarter in 2005. Non-interest income for the current quarter increased $61,000 to $751,000, compared to $690,000 for the three months ended June 30, 2005. These increases were offset partially by a $447,000 increase in non-interest expense to $3.4 million for the three months ending June 30, 2006, compared to $3.0 million for the three months ending June 30, 2005.

Total assets at June 30, 2006 were $675.6 million compared to $658.7 million at March 31, 2006, an increase of $16.9 million or 2.60% for the three-month period. Net loans receivable increased $22.7 million or 6.10% to $397.8 million at June 30, 2006 from $375.1 million at March 31, 2006. Total deposits increased $1.4 million or 0.30% to $480.7 million at June 30, 2006 compared to $479.3 million at March 31, 2006. Federal Home Loan Bank advances and other borrowings increased $12.8 million or 9.20% to $151.5 million at June 30, 2006 from $138.7 million at March 31, 2006.

During the three months ended June 30, 2006, the Company completed the acquisition of the insurance and premium finance businesses of Collier-Jennings Financial Corporation and its subsidiaries Collier-Jennings, Inc., The Auto Insurance Store, Inc., and Collier-Jennings Premium Pay Plans, Inc. (the "Collier-Jennings Companies"). The Collier-Jennings Companies operate in Aiken and North Augusta, South Carolina and Augusta, Georgia. This acquisition is expected to have a positive impact on the Company's non-interest income.

Security Federal Bank has eleven full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, and West Columbia, South Carolina. Additional financial services are provided by three of the Bank's wholly owned subsidiaries, Security Federal Insurance, Inc., Security Federal Investments, Inc., and Security Federal Trust, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

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Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ending March 31, 2006. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

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	SECURITY FEDERALCORPORATION
	UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	INCOME STATEMENT HIGHLIGHTS

	(In Thousands, except for Earnings per Share)
		Quarter Ended June 30,

	2006	2005	% change

Total interest income	$ 9,625	$ 7,412	29.86%

Total interest expense	5,214	3,489	49.44%

Net interest income	4,411	3,923	12.44%

Provision for loan losses	150	165	-9.09%

Net interest income after
provision for loan losses	4,261	3,758	13.38%

Non-interest income	751	690	8.84%

Non-interest expense	3,443	2,996	14.92%

Income before income taxes	1,569	1,452	8.06%

Provision for income taxes	547	523	4.59%

Net income	$ 1,022	$ 929	10.01%

Earnings per share	$ 0.40	$ 0.37	8.11%

	BALANCE SHEET HIGHLIGHTS

	(In Thousands, except for Book Value per Share)

	June 30, 2006	March 31, 2006

Total assets	$ 675,623	$ 658,678

Cash and cash equivalents	11,078	14,351

Total loans receivable, net	397,835	375,109

Investment and mortgage-
backed securities	230,719	238,433

Deposits	480,648	479,229

Borrowings	151,451	138,653

Shareholders' equity	37,882	37,602

Book value per share	$ 14.56	$ 14.82

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